Exhibit 99.1

FOR IMMEDIATE RELEASE
Michael J. Schall Chief Financial Officer (650) 849-1600	Mary C. Jensen Director of Investor Relations (650) 849-1656

Essex Sells San Diego Apartment Community
Second Transaction to a Condiminium Converter

Palo Alto, California - September 1, 2004 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today that the Essex Apartment Value Fund ("Fund I") has sold Palermo Apartments (Chesapeake)for a net sales price of $58.2 million. (An affiliate of Essex Property Trust is a 1% general partner and a 20.4% limited partner in Fund I, which Essex organized as an investment fund in 2001.) This transaction is separate from any potential Fund I portfolio sale and represents the Company's second sale of an apartment community to a condominium converter this year.

Palermo, a 230-unit luxury multifamily community located in San Diego, California, was developed by Fund I for approximately $44.9 million. The property is comprised of five stories atop a parking garage and offers live/work lofts in addition to one, two, and three bedroom floor plans that average 842 square feet. The property boasts nine-foot ceilings that offer views of downtown San Diego and the surrounding bay. The units feature premium interior finishes, such as maple and cherry cabinetry, luxurious baths and state-of-the-art kitchens. Some of the units feature fireplaces, tile entry-ways, and large roof-top decks. There is a fully equipped fitness center and a pool with a spa. The property is walking distance to the San Diego Bay and the downtown Gas Lamp district, which provides a variety of shopping and dining alternatives.

This press release has been filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed on the Company's Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company's Investor Relations at (650) 849-1656.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties (26,797 units), and has 826 units in various stages of development.

Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the potential sale of the Fund I portfolio. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units, unexpected downturn in the results of the Fund I portfolio, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2003.

###